EXHBIT 99.1

Contact Information: Investor Relations +1 (770) 495-5100 investor-relations@roperind.com

FOR IMMEDIATE RELEASE

Richard F. Wallman Joins Roper Industries, Inc. Board of Directors

Duluth, Georgia, January 12, 2007. . . Roper Industries, Inc. (NYSE: ROP) announced that Richard F. Wallman has been elected to its Board of Directors, effective January 9, 2007. During his career Mr. Wallman has served in senior-level financial positions with IBM, AlliedSignal and Honeywell International. Mr. Wallman fills the vacancy created by the retirement of Derrick Key, who has served as a director since December 1991.

“Richard is a welcome addition to our Board,” said Mr. Brian Jellison, Chairman, President and Chief Executive Officer of Roper Industries. “Our Board and management team will benefit from his deep financial knowledge and experience with global technology and industrial companies. On behalf of Roper, I thank Derrick Key for his contributions to our company and we wish him a fulfilling retirement.”

Mr. Wallman will serve on Roper’s Board until its 2008 Annual Meeting, at which time the Company anticipates that he will be nominated to serve for an additional term. Mr. Wallman will serve on the Company’s Nominating and Governance Committee.

Mr. Wallman also serves on the Boards of Ariba, Inc., Avaya Inc., ExpressJet Airlines, Inc., Hayes-Lemmerz International, Inc. and Lear Corporation.

About Roper Industries

Roper Industries is a market-driven, diversified growth company with annual revenues of $1.5 billion, and is a component of the S&P MidCap 400 and the Russell 1000 Indexes. Roper provides engineered products and solutions for global niche markets, including water, energy, radio frequency and research/medical applications. Additional information about Roper Industries is available on the Company’s website at www.roperind.com.

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